UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 27, 2007

Date of Report (Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

(425) 453-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 27, 2007, Esterline Technologies Corporation (“Esterline”) entered into a Supplemental Indenture (the “Supplemental Indenture”) to its indenture dated as of June 11, 2003 (the “Indenture”) by and among Esterline, the Subsidiary Guarantors set forth on the signature pages to the Indenture and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as Trustee relating to its 7.75% Senior Subordinated Notes due 2013 (the “7.75% Notes”). The Supplemental Indenture amends the Indenture to permit Esterline’s foreign subsidiaries to incur debt, conforming the Indenture to the corresponding provision of its indenture dated March 1, 2007 relating to its 6 5/8% Senior Notes due 2017. The amendment effected by the Supplemental Indenture was approved by more than 96% in aggregate principal amount of all outstanding 7.75% Notes.

Item 8.01 Other Events.

Esterline announced on June 28 that it settled with its insurance carrier property damage and business interruption claims related to the 2006 explosion at Esterline’s United Kingdom-based countermeasures flares operation, Wallop Defence Systems. The settlement provides for the insurance carrier to pay Wallop £16 million, which, together with payments already received, brings the total settlement to £24 million, or approximately $48 million.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Supplemental Indenture dated as of June 27, 2007, among Esterline Technologies Corporation, the Subsidiary Guarantors parties thereto and The Bank of New York Trust Company, N.A., as successor Trustee.

99.1	Press release issued by Esterline Technologies Corporation dated June 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION

Dated: June 28, 2007	By:	/s/ Robert D. George
	Name:	Robert D. George
	Title:	Vice President, Chief Financial Officer,
Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Supplemental Indenture dated as of June 27, 2007, among Esterline Technologies Corporation, the Subsidiary Guarantors parties thereto and The Bank of New York Trust Company, N.A., as successor Trustee.

99.1	Press release issued by Esterline Technologies Corporation dated June 28, 2007.